Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Cameron Potts, VP of Corporate Communications
651-233-7735
cameron.potts@deluxe.com

Deluxe Highlights Transformation and Path to
Sales-Driven Growth at Analyst and Investor Day

Reaffirms 2023 financial goal to achieve $2.3 billion of revenue
Provides overview of new segment structure and strategy to grow revenue
Introduces new executive leadership team to investors
Shares new brand and go-to-market strategy

SHOREVIEW, Minn. — Feb. 25, 2020 — Today in New York City, Deluxe (NYSE: DLX) is hosting its very first Analyst and Investor Day with its new leadership team. More than 100 analysts and investors will join President and CEO Barry McCarthy, and the entire Deluxe executive leadership team (ELT), to learn more about the Company’s “One Deluxe” strategy. The company is also providing a 2020 and 2023 financial outlook in its new segmentation format, which is reflected in the table included later in this release.

“The Deluxe of today is a dynamic fintech company, and we are excited to showcase our One Deluxe vision and our broad portfolio of products and services that support customers throughout their lifecycle,” said McCarthy. “In fundamentally changing the way we go to market, we have positioned Deluxe to deliver sales-driven revenue growth for the long term.”

“We have been building on our heritage as the original payments company by expanding our platform of offerings far beyond the markets we historically operated in. With our strong leadership team in place, Deluxe is poised to capitalize on the tremendous opportunity presented by our massive customer base of approximately 4.5 million small businesses, over 4,000 financial institutions and many of the world’s largest consumer brands,” McCarthy continued.

In early 2019, Deluxe began a strategic transformation to become a Trusted Business Technology™ company. Under the guidance of McCarthy, who joined the company in late 2018, Deluxe has been on a journey to fundamentally change the way it operates, moving from a traditional manufacturing “company of companies” to a more tech-forward “company of products.”

McCarthy announced a new corporate strategy to focus on four key businesses: Payments, Cloud Solutions, Promotional Solutions and Checks. Today’s event will include a series of presentations by the Deluxe ELT to discuss in greater detail these four businesses. Deluxe will also unveil a new logo and go-to-market strategy, including the Company’s brand promise to champion businesses so communities thrive.

The formal presentations will begin at 8:00 am (EST) and will conclude at approximately 12:00 pm (EST). A webcast of the live audio portion of the event and the accompanying presentation slides will be accessible at https://www.deluxe.com/investor-relations/. A replay of the webcast will be available following the event and accessible from the corporate website.

	Full Year 2020 Outlook		First Quarter 2020 Outlook
	Revenue ($ millions)	Adjusted EBITDA ($ millions)	Revenue ($ millions)	Adjusted EBITDA ($ millions)
Deluxe Total	$2,000 - $2,040	$410 - $435	$490 - $505	$85 - $95

	Full Year 2019		Full Year 2020 Outlook		2020-2023 Estimate	2023 Estimate
	Revenue ($ millions)	Adjusted EBITDA Margin %	Revenue ($ millions)	Adjusted EBITDA Margin %	Revenue Compound Annual Growth Rate %	Adjusted EBITDA Margin %
Deluxe Total	$2,009	23.9	$2,000 - $2,040	n/a	n/a	Low-to-Mid 20s
Payments	270	27.5	316 - 322	High Teens to Low 20s	Upper Teens to Mid 20s	Mid-to-High 20s
Cloud Solutions	318	25.9	302 - 312	Low-to-Mid 20s	Mid-Single Digits	Low-to-Mid 20s
Promotional Solutions	641	15.6	632 - 646	Mid-Teens	Low-Single Digits	Mid-to-High Teens
Checks	780	51.2	750 - 760	Mid-to-High 40s	Contract Mid-Single Digits	Mid-40s
Corporate Costs % of Revenue	n/a	8.7	n/a	7.5 - 9.5	n/a	Mid-Single Digits

Information regarding the Company's new segment structure can be found in the Company's Current Report on Form 8-K furnished to the SEC on February 25, 2020. The reconciliation of Adjusted EBITDA for 2019 to net income can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

Note that the Company has not reconciled adjusted EBITDA margin outlook guidance for the first quarter of 2020, full year 2020 and 2023 to the directly comparable GAAP financial measure because the Company does not provide outlook guidance for net income or the reconciling items between net income and adjusted EBITDA. Because of the substantial uncertainty and variability surrounding certain of these forward-looking reconciling items, including asset impairment charges, restructuring, integration and other costs, and certain legal-related expenses, a reconciliation of the non-GAAP financial measure outlook guidance to the corresponding GAAP measure is not available without unreasonable effort. The probable significance of certain of these items is high and, based on historical experience, could be material.

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About Deluxe
Deluxe is a Trusted Business Technology™ company that champions business so communities thrive. Our solutions help businesses pay and get paid, accelerate growth, and operate more efficiently. For more than 100 years, we’ve been helping businesses succeed at all stages of their lifecycle, from start-up to maturity. Our unparalleled global scale supporting approximately 4.5 million small businesses, over 4,000 financial institutions and hundreds of the world’s largest consumer brands uniquely positions Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com, www.facebook.com/deluxecorp, www.linkedin.com/company/deluxe, or www.twitter.com/deluxecorp.